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                                  EXHIBIT 10.14

              BELDEN INC. LONG-TERM CASH PERFORMANCE PLAN (SUMMARY)

The Belden Inc. Long-Term Cash Performance Plan is part of the long-term component of management's total compensation (the other long-term components being stock options, restricted stock and other awards under the Long-Term Incentive Plan). Awards are given annually and have four-year performance cycles. At the end of the four years, the management participant's cash payment will be determined by the achievement of Company-based financial objectives during the four-year period. Such financial objectives are based on the Company's EBITDA and ROIC during the measurement period relative to a benchmark index. Depending on the Company's attainment of such performance goals, the award will either result in no payment, a minimum payment, a target payment, a maximum payment or a payment in between these amounts. The Compensation Committee establishes the performance goals for each award.